Exhibit 99.1
For Immediate Release
Contact:

Jerry Daly, Carol McCune	Carrie McIntyre
Media	SVP, Treasurer
Daly Gray	Interstate Hotels & Resorts
(703) 435-6293	(703) 387-3320
jerry@dalygray.com	carrie.mcintyre@ihrco.com
Interstate Stockholders Approve Merger with 50/50 Joint Venture
Between Thayer Lodging Group and Jin Jiang Hotels
     ARLINGTON, Va., March 11, 2010—Interstate Hotels & Resorts (NYSE: IHR), a leading hotel real estate investor and the nation’s largest independent hotel management company, today announced that its stockholders approved, at a special meeting held today, the merger agreement by which Interstate will be acquired by Hotel Acquisition Company, LLC (“HAC”). HAC is a 50/50 joint venture between subsidiaries of Thayer Hotel Investors V-A LP, a private equity fund sponsored by Thayer Lodging Group (“Thayer Lodging”), and Shanghai Jin Jiang International Hotels (Group) Company Limited (“Jin Jiang Hotels”). Thayer Lodging, founded in 1991, is a leading private equity sponsor that invests exclusively in the lodging sector. Jin Jiang Hotels is the world’s 13th largest hotel company in terms of number of rooms according to Hotels Magazine.
     As previously announced on December 18, 2009, under the terms of the merger agreement, the outstanding shares of Interstate common stock will be acquired by HAC for $2.25 per share in cash.
     Interstate expects to close the merger no later than March 18, 2010, subject to the satisfaction of various closing conditions of the parties pursuant to the terms of the merger agreement.

     In connection with the merger, a request was submitted on behalf of Interstate to the New York Stock Exchange for withdrawal of the listing of its common stock. Interstate’s proposed delisting is contingent, among other conditions, on the closing of the merger. To effect the delisting, the New York Stock Exchange will file a Form 25 with the Securities and Exchange Commission.
About Interstate Hotels & Resorts, Inc.
     Interstate Hotels & Resorts, Inc. and its affiliates manage and/or have ownership interests in a total of 228 hospitality properties with nearly 46,000 rooms in 36 states, the District of Columbia, Russia, India, Mexico, Belgium, Canada, Ireland and England. The company has ownership interests in 56 of those properties, including six wholly owned assets. Interstate Hotels & Resorts also has contracts to manage 13 to be built hospitality properties with approximately 3,000 rooms, which includes the company’s entry into new markets such as Costa Rica. For more information about Interstate Hotels & Resorts, visit the company’s Web site: www.ihrco.com.
     This press release contains “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, about Interstate Hotels & Resorts, including statements containing words such as “expects,” “believes” or “will,” which indicate that those statements are forward-looking. Except for historical information, the matters discussed in this press release are forward-looking statements that are subject to certain risks and uncertainties that could cause the actual results to differ materially, including the failure to satisfy certain closing conditions to the merger agreement and disruption from the transaction making it more difficult to maintain relationships with owners, employees and suppliers. Additional risks are discussed in Interstate Hotels & Resorts’ filings with the Securities and Exchange Commission, including Interstate Hotels & Resorts’ annual report on Form 10-K for the year ended December 31, 2008.